EXHIBIT 99

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298
972 444 1107 Telephone
972 444 1138 Facsimile
CONTACT: Alan Jeffers, ExxonMobil
972-444-1107
FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 15, 2008

EXXON MOBIL CORPORATION ANNOUNCES 2007 RESERVES REPLACEMENT

IRVING, TEXAS, February 15 -- Exxon Mobil Corporation announced today that it replaced more than 100 percent of its production in 2007.

Additions to the Corporation's worldwide proved oil and gas reserves totaled 1.6 billion oil-equivalent barrels in 2007 or 101 percent of production.  Reserves replacement totaled 132 percent excluding the effects of the expropriation of Venezuelan assets and property sales.  These additions assume the pricing basis the Corporation uses to make investment decisions consistent with long-standing practice, rather than single-day, year-end pricing.

"With a 10-year average replacement ratio of 112 percent, ExxonMobil has continued to replace annual production with new, quality reserves additions," said Rex Tillerson, Exxon Mobil Corporation’s chairman and chief executive officer.  "This performance is a reflection of our disciplined investment strategy, world-class resource base and outstanding execution capabilities, which enable the Corporation to continue to develop new production capacity to help meet the world's growing energy needs."

"The annual reporting of proved reserves is the product of our long-standing, rigorous process that ensures consistency and management accountability with respect to all reserves bookings."

Key 2007 proved reserve additions were made from new developments and established operations in North America, the Middle East, Europe and West Africa.  These additions reflect developments with significant funding commitments as well as revisions or extensions to existing fields based on routine reservoir studies and field evaluations.  The Venezuelan expropriation and asset sales reduced proved reserves by 0.5 billion oil-equivalent barrels.

Effect of Single-Day, Year-End Pricing Calculation

ExxonMobil also states proved reserves utilizing December 31 liquids and natural gas prices.  On this basis, the total proved reserves additions in 2007 were 1.2 billion oil-equivalent barrels, resulting in a reserves replacement ratio of 76 percent.  Excluding the effects of the Venezuelan expropriation and property sales, reserves replacement was 107 percent, using the year-end pricing basis.  The use of prices from a single date is not relevant to investment decisions made by the Corporation, and annual variations in reserves based on such year-end prices are not of consequence in how the business is actually managed.

Long-Term View

Given the long-term nature of the industry and the large size of the discrete projects that provide a significant portion of the Corporation's reserves additions, it is appropriate to consider a time horizon longer than a single year.  Excluding the effects of using single-day, year-end pricing, the Corporation's ten-year average reserves replacement is 112 percent, with liquids replacement at 104 percent, and gas at 124 percent.

The reserve additions made during this period comprise a diversity of resource types and have broad geographical representation.  With 22.7 billion barrels of proved oil and gas reserves at year-end 2007, split about evenly between liquids and gas, ExxonMobil's reserves life at current production rates is more than 14 years.  The portion of proved reserves already developed is 62 percent.

Industry-Leading Resource Base

The Corporation's total oil and gas resource base stands at 72 billion oil-equivalent barrels at year-end 2007.

During 2007, ExxonMobil added 2.0 billion oil-equivalent barrels of total resources, which more than replaced production.  Significant resource additions were made from successful drilling programs in the United States, West Africa and the Asia Pacific region.

Overall, the resource base was reduced by 1.8 billion oil-equivalent barrels in 2007, primarily driven by the effects of the Venezuelan expropriation of 1.6 billion oil-equivalent barrels.

The Corporation’s resource base of 72 billion oil-equivalent barrels includes proved and probable reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE: The terms "resources" and "resource base" include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future.  The term "reserves," as used in this release, includes proved reserves from Syncrude oil sands operations in Canada which are treated as mining operations in our SEC reports.  The proved reserves in this release are the combined total from both consolidated subsidiaries and our interest in equity companies.  The Corporation operates its business with the same views of equity company reserves as it has for reserves from consolidated subsidiaries.